UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HEALTH CARE REIT, INC.

(Name of the Registrant as Specified In Its Charter)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2014

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

(Former name or former address, if changed since last report)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements or Certain Officers.

On April 13, 2014, George L. Chapman, the Chairman, Chief Executive Officer and President of Health Care REIT, Inc. (the “Company”), informed the Board of Directors (the “Board”) that he wished to retire from the Company, effective immediately. In connection therewith, Mr. Chapman further informed the Board of his decision to resign from the Board and not to stand for re-election to the Board at the 2014 Annual Meeting of Shareholders, which will be held on May 1, 2014. Mr. Chapman has indicated that his decision not to stand for re-election was motivated by his desire to focus on his health, as well as other personal and civic commitments, and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Chapman’s contemplated retirement, the Company entered into a Retirement and Consulting Agreement, dated as of April 13, 2014, with Mr. Chapman, the material provisions of which are summarized below.

In order to effectuate a smooth transition of his duties and responsibilities, Mr. Chapman will remain an employee of the Company until June 30, 2014. His compensation will remain unchanged during that period. At the end of his employment, he will receive any amounts to which he would have been entitled under his employment contract. Beginning July 1, 2014, Mr. Chapman has agreed to provide consulting and advisory services to the Company and otherwise support the business of the Company for a period of up to three years. He will be paid a fee of $104,167, $62,500 and $41,667 per month during the first, second and third year of the consulting period, respectively, and provided with office space and support. He will receive a pro-rata bonus under the Company’s annual cash incentive bonus plan for 2014 based on his employment with the Company through the date of his retirement. He will also vest in full in any of his outstanding stock awards that vest based on continued service to the Company. He may exercise his vested stock options until the earlier of the end of the stock option’s term or five years following the date of his retirement. Mr. Chapman will also be entitled to future reimbursement of insurance premiums for himself and his dependents up to a maximum of $400,000 if he provides consulting services through June 30, 2015. A portion of his long-term incentive equity award under the Company’s 2013-2015 Long Term Incentive Program will vest upon his retirement. Provided Mr. Chapman continues to provide consulting services to the Company until the date the Compensation Committee certifies the performance under the Company’s 2013-2015 Long Term Incentive Program and otherwise fulfills his commitments under his Retirement and Consulting Agreement, at the end of the consulting period, Mr. Chapman will receive the remaining portion of his long-term incentive award based on the performance of the Company as determined at the end of the 2013-2015 performance period. During his consulting period, and in some instances after the end of that period, Mr. Chapman is obligated to comply with various restrictive covenants, including a non-compete, non-solicit, non-disparagement, and protection of the Company’s confidential information.

On April 13, 2014, the Board elected Thomas J. DeRosa, 56, to serve as Chief Executive Officer of the Company, effective immediately. Mr. DeRosa has served on the Board since 2004 and will continue to serve as a director. Mr. DeRosa is the former Vice Chairman, Chief Financial Officer, and Director of The Rouse Company, a real estate development and operations company. He previously held various positions at Deutsche Bank and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. In addition to serving on the Board, he currently serves as a director of Empire State Realty Trust (NYSE:ESRT), CBL & Associates Properties, Inc. (NYSE:CBL), and Value Retail PLC. Mr. DeRosa is a former director of Dover Corporation (NYSE:DOV), a former trustee of Georgetown University and a former member of the Health Advisory Board of the Johns Hopkins Bloomberg School of Public Health. Mr. DeRosa received a BS degree from Georgetown University and an MBA from Columbia University.

In connection with Mr. DeRosa’s appointment as Chief Executive Officer, the Company entered into an Employment Agreement, dated April 13, 2014 with Mr. DeRosa. Pursuant to the Employment Agreement, Mr. DeRosa has agreed to serve as the Chief Executive Officer of the Company for a period of three years. He will receive an annual base salary of $825,000. His target bonus opportunity under the Company’s annual cash bonus plan will be equal to 150% of annual base salary, with a maximum bonus of 300% of annual base salary. Mr. DeRosa will receive annual long-term stock awards under terms and conditions to be determined by the

Compensation Committee. Those annual awards will be earned based upon the achievement of specified performance goals to be determined by the Compensation Committee, and if the goals are achieved at the target level, are intended to result in a value of $3,300,000. In connection with the commencement of his employment as CEO, Mr. DeRosa will also be granted a one-time award of restricted stock units with a value at the time of grant of $1,000,000, which shall be subject to periodic vesting over three years of continued employment as well as performance goals that will be determined by the Compensation Committee prior to the date of grant. Mr. DeRosa will be required to hold any shares that vest under the terms of this one-time grant while he is employed by the Company. He will be entitled to receive the same benefits as other executive officers of the Company. The Company will also lease an automobile for his use during the term of his employment. He will also receive a relocation and transition allowance of $100,000 for his relocation to the greater Toledo, Ohio area. In the event that during the term of his employment agreement, Mr. DeRosa’s employment is terminated by the Company without good cause or he resigns for a good reason, Mr. DeRosa will receive two times his then current annual base salary and target annual cash bonus opportunity over a period of two years. With respect to his outstanding stock awards, any vesting requirements based on continued service will be considered to have been satisfied and any vesting requirements based upon performance will generally be evaluated as of the end of the calendar quarter immediately preceding his termination. In the event of a change in control of the ownership of the Company, the level of achievement of any outstanding stock awards with vesting based upon performance will generally be determined by the Compensation Committee as of immediately prior to the time of that change in ownership. Additionally, if Mr. DeRosa’s employment is terminated without good cause or he resigns for a good reason upon or within 24 months following such a change in ownership, he will receive three times his then current annual base salary and target annual cash bonus opportunity payable in a lump sum. Any severance payments or benefits only become payable if Mr. DeRosa provides an effective release of claims in favor of the Company and its affiliates and complies with a number of restrictive covenants that are intended to protect the business of the Company during any period that he is receiving severance payments or benefits.

On April 13, 2014, the Board separated the roles of Chairman of the Board and Chief Executive Officer and appointed Jeffrey H. Donahue, formerly the Board’s independent Lead Director, to serve as the Company’s non-executive Chairman, effective immediately. Mr. Donahue replaces Mr. Chapman as Chairman. With the appointment of a non-executive Chairman, the role of independent Lead Director will remain unfilled. Mr. Donahue has served on the Board since 1997, as the independent Lead Director since March 2014 and is a member of the Board’s Executive, Investment, Nominating/Corporate Governance and Planning Committees.

On April 13, 2014, the Board determined, acting on the recommendation of the Compensation Committee, that if a non-employee director is serving as the Chairman of the Board, such individual will be entitled to receive an additional annual retainer of $125,000, unless revised by the Board on or prior to the next annual meeting of stockholders.

Item 7.01	Regulation FD Disclosure.

On April 14, 2014, the Company issued a press release regarding, among other things, Mr. Chapman’s retirement and Mr. DeRosa’s appointment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 8.01	Other Events.

On April 13, 2014, in light of Mr. Chapman’s decision not to stand for re-election, the Board adopted a resolution reducing the number of directors on the Board to nine.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated April 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ Jeffrey H. Miller
Name: Jeffrey H. Miller
Title: Executive Vice President-Operations and General Counsel

Dated: April 14, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 14, 2014

Exhibit 99.1

HEALTH CARE REIT APPOINTS THOMAS J. DEROSA CHIEF EXECUTIVE OFFICER

George L. Chapman to Retire from Company; Jeffrey H. Donahue Appointed Chairman of the Board

Creates Management Committee

Announces Over $500 Million in 1Q14 Investments; Reaffirms Annual Earnings Guidance

TOLEDO, Ohio—April 14, 2014—Health Care REIT, Inc. (NYSE:HCN) today announced that Thomas J. DeRosa, 56, a Director of the company and former Vice Chairman and Chief Financial Officer of The Rouse Company, has been appointed Chief Executive Officer, effective immediately. Mr. DeRosa will continue to serve as a Director of the company. Mr. DeRosa succeeds George L. Chapman, who has retired from his positions as Chairman of the Board, Chief Executive Officer and President, but will continue to serve as a Senior Advisor to the company. Jeffrey H. Donahue, who was HCN’s independent Lead Director, has been appointed Chairman of the Board, thereby separating the Chairman and CEO roles.

Today’s announcement represents the conclusion of a succession planning process involving the Board and Mr. Chapman, 66, to ensure a smooth transition to new leadership. The implementation of the Board’s succession plan has been accelerated, as Mr. Chapman recently informed the Board of his desire to focus on his health, as well as other personal and civic commitments.

In recognition of their significant contributions to the successful execution of the company’s growth strategy, HCN also has created a Management Committee that will work with Mr. DeRosa to oversee the company’s day-to-day operations. In addition to Mr. DeRosa, the Management Committee will include Scott M. Brinker, Executive Vice President — Investments; Scott A. Estes, Executive Vice President and Chief Financial Officer; Charles J. Herman, Jr., Executive Vice President and Chief Investment Officer; Jeffrey H. Miller, Executive Vice President — Operations and General Counsel; and Erin C. Ibele, Senior Vice President — Administration & Corporate Secretary.

Mr. Donahue said, “Tom is an extremely gifted individual with an ideal combination of strong leadership skills, tremendous financial acumen, and significant expertise in the health care, real estate and REIT industries in the U.S. and globally. We feel very fortunate to have someone of Tom’s caliber, ideally suited to work with the management team to lead the company through its next phase of growth. Tom has a deep understanding of the organization and its business through his work as an advisor to HCN for more than 20 years and a director for 10 years. This will support an efficient transition and immediate cohesiveness with our excellent management team.”

Mr. Donahue continued, “George’s contributions to HCN have been immeasurable, leading us for 18 years and through a period of tremendous growth. Under George’s leadership, we have built a deep, seasoned senior management team and transformed HCN into a global leader in the health care real estate industry, with a sterling brand and a $25 billion portfolio of high-quality properties across the United States, Canada and the United Kingdom. On behalf of the entire Board, I thank George for all he has done. We wish him well and are pleased he will be remaining on as an advisor to the company.”

Mr. Chapman said, “It has been an honor to lead HCN, its talented management team and dedicated employees over the past two decades. I am extremely proud of what we have accomplished together, and I am confident HCN is well positioned to succeed. While I will miss my day-to-day role at HCN, now is the right time for me to move on and serve the company in a different capacity. Tom knows our company well and has been a tremendous asset over the years. I am confident HCN has a bright future and that Tom is the right choice to lead the company at this time. I look forward to supporting Tom and the rest of the management team in any way I can to implement a seamless transition.”

Mr. DeRosa said, “I feel privileged to be asked to lead HCN as Chief Executive Officer and am excited by the many growth opportunities that lie ahead. HCN has developed an enviable competitive position and a management team with a proven ability to cultivate long-term relationships with top seniors housing operators and health systems and identify high-quality investments, which differentiates HCN in the industry. I look forward to working with the Management Committee to build on HCN’s strong track record of consistent internal and external growth and deliver significant shareholder value through opportunities in both the U.S. and abroad.”

Mr. DeRosa continued, “I would also like to add my heartfelt thanks to George for his many contributions to HCN. I look forward to relocating to the Toledo area and to working with the management team more closely as we make a smooth transition.”

HCN plans to continue its long history of philanthropic involvement in the Toledo community. In addition, recognizing Mr. Chapman’s role as a pioneering business and civic leader of Toledo, HCN will direct a portion of its annual charitable giving to the newly-created Chapman Fund, which will be overseen by Mr. Chapman and contribute to various northwestern Ohio causes.

A presentation regarding today’s announcement is available in the Investor Relations section of the company’s website at www.hcreit.com.

Annual Guidance

HCN has also affirmed its previously announced full-year 2014 guidance of normalized FFO and FAD per diluted share as detailed in the company’s February 19, 2014 earnings release.

Mr. DeRosa said, “Our business continues to perform well, having completed over $500 million in gross new investments with both new and established partners in the first quarter. We are on track to meet our previously announced annual guidance and look forward to providing our detailed results on our regularly scheduled earnings call on May 8th.”

Thomas J. DeRosa Biography

Mr. DeRosa, 56, is former Vice Chairman, Chief Financial Officer, and Director of The Rouse Company, a real estate development and operations company. He previously held various positions at Deutsche Bank and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. In addition to the HCN Board, he currently serves as a director of Empire State Realty Trust (NYSE: ESRT), CBL & Associates Properties, Inc. (NYSE: CBL), and Value Retail PLC. Mr. DeRosa is a former director of Dover Corporation (NYSE: DOV), a former trustee of Georgetown University and a former member of the Health Advisory Board of the Johns Hopkins Bloomberg School of Public Health. Mr. DeRosa received a BS from Georgetown University and an MBA from Columbia University.

Jeffrey H. Donahue Biography

Mr. Donahue is the former President and CEO of The Enterprise Social Investment Corporation, a leading U.S. real estate investment services company. Previously, Mr. Donahue was Executive Vice President

and Chief Financial Officer at The Rouse Company. Mr. Donahue holds a BA in international economics from Cornell University and an MBA in finance from the University of Pennsylvania’s Wharton School. In addition, he was commissioned as a naval officer at the U.S. Naval Officer Candidate School in Newport, Rhode Island and served for two years on the USS Enterprise. In addition to the HCN Board, Mr. Donahue also serves on the boards of Bentall Kennedy, one of North America’s largest institutional real estate investment advisors, and The National Development Company, a large multi-faceted real estate development company. Mr. Donahue also served for over 20 years on the boards of five T. Rowe Price entities including, most recently, the T. Rowe Price Savings Bank.

About Health Care REIT, Inc.

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2013, the company’s broadly diversified portfolio consisted of 1,199 properties in 46 states, the United Kingdom, and Canada. More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors

This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to the company’s opportunities to acquire, develop or sell properties; the company’s ability to close its anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of the company’s operators/tenants and properties; the company’s expected occupancy rates; the company’s ability to declare and to make distributions to shareholders; the company’s investment and financing opportunities and plans; the company’s continued qualification as a real estate investment trust (“REIT”); the company’s ability to access capital markets or other sources of funds; and the company’s ability to meet its earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting the company’s properties; the company’s ability to release space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and foreign currency exchange rates; the company’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in the company’s reports filed from time to time with the Securities and Exchange Commission. Finally, the company assumes no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Investor Contact:

Health Care REIT, Inc.

Scott Estes, 419-247-2800

Jay Morgan, 419-247-2800

or

Media Contact:

Zachary Ottenstein, 419-247-2800

or

Sard Verbinnen & Co

Jonathan Gasthalter/Hugh Burns/Patrick Scanlan, 212-687-8080